Exhibit 5

July 18, 2002

The Board of Directors
Derma Sciences, Inc.
214 Carnegie Center, Suite 100
Princeton, NJ 08540

Re: Registration Statement on Form S-3

Gentlemen:

We are counsel to Derma Sciences, Inc. (the “Company”) in connection with the registration statement on Form S-3 filed July 18, 2002 (the “Registration Statement”) under the Securities Act of 1933 covering the resale by certain of the Company’s shareholders of up to 1,300,000 shares of the Company’s common stock, par value $.01 per share (the “Shares”).

We have examined the originals, or certified, conformed or reproduction copies, of such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures on original or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to our opinion, we have relied upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company and others.

Based upon the foregoing, we are of the opinion that the Shares are validly issued, fully paid and non-assessable shares of common stock of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Opinion” in the Prospectus forming a part of the Registration Statement.

Very truly yours,

HEDGER & HEDGER

/s/ Raymond C. Hedger, Jr.